As filed with the Securities and Exchange Commission on January 18, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEOGEN CORPORATION

(Exact name of registrant as specified in its charter)

Michigan	38-2367843
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

620 Lesher Place, Lansing, Michigan	48912
(Address of Principal Executive Offices)	(Zip Code)

NEOGEN CORPORATION 1997 STOCK OPTION PLAN

(Full title of the plan)

James L. Herbert

620 Lesher Place

Lansing, Michigan 48912

(Name and address of agent for service)

(517) 372-9200

(Telephone number, including area code, of agent for service)

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed Maximum aggregate offering price	Amount of registration fee
Common Shares (1)	1,160,360 (2)	$10.86 (3)	$12,601,509.60
Common Shares (1)	151,603 (2)	$19.70 (4)	$2,986,579.1
Total	1,311,963			$1,834.72

(1)	$0.16 par value per share.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(3)	Calculated pursuant to Rule 457(h) solely for the purpose of computing the registration fee and based on the exercise price of the options.

(4)	Calculated pursuant to Rule 457(h) solely for the purpose of computing the registration fee and based on the average of the high and low sales prices of the common shares, as quoted on The Nasdaq National Market, on January 13, 2005.

Page 1 of 18 Pages

Exhibit Index is on Page 7

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed below are incorporated by reference in this registration statement:

1. Annual Report of Neogen Corporation (the “Registrant”) on Form 10-K for the fiscal year ended May 31, 2004 as filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. Quarterly Reports of the Registrant on Form 10-Q for the fiscal quarters ended August 31 and November 30, 2004, and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended May 31, 2004.

3. The description of the Registrant’s Common Shares included under the caption “Description of Capital Stock” on page 33 through 34 of the Registrant’s Prospectus, dated October 22, 1996, filed with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”) as part of its registration statement on Form S-2 (file no. 33-12193) effective October 22, 1996.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Sections 561-571 of the Michigan Business Corporation Act, directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders. The Articles of Incorporation of the Registrant so limit the liability of directors. The Registrant’s Bylaws also provide for indemnification of directors and officers.

The Articles of Incorporation limit director liability for breaches of fiduciary duty as a director, except for liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 551 of the Michigan Business Corporation Act; or (iv) an intentional criminal act. These provisions, however, do not affect liability under the Securities Act.

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The Michigan Business Corporation Act Authorizes a corporation under specified circumstances to indemnify its directors and officers (including reimbursement for expenses incurred) for any action taken or any failure to take any action as a director or officer, except for liability for specified acts. The provisions of the Registrant’s Bylaws relating to indemnification of directors and officers limit director, officer and employee liability to the fullest extent permitted by Michigan Law. The provisions of the Michigan Business Corporation Act are broad enough to permit indemnification with respect to liabilities arising under the Securities Act and the Michigan Uniform Securities Act.

In addition, the Registrant has obtained directors’ and officers’ liability insurance. The policy provides for $ 5,000,000 in coverage, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

4.1	Restated Articles of Incorporation, as restated, incorporated by reference to the exhibit filed with Registrant’s Quarterly Report on Form 10-Q dated February 29, 2000.

4.2	Bylaws, as amended, incorporated by reference to the exhibit filed with the Registrant’s Quarterly Report on Form 10-Q dated February 29, 2000.

4.3	Neogen Corporation 1997 Stock Option Plan, as amended.

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP.

23.1	Consent of Independent Registered Public Accounting Firm Deloitte & Touche LLP.

23.2	Consent of Independent Registered Public Accounting Firm Ernst & Young LLP.

23.3	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this registration statement.

24.1	Powers of Attorney (included after the signature of the Registrant contained on this registration statement).

24.2	Power of Attorney appointing Richard Current and James L. Herbert as attorney-in-fact to sign this registration statement on behalf of the Registrant’s Board of Directors.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change

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in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated financial statements and schedule of Neogen Corporation at May 31, 2004 and 2003, and for the years then ended, are incorporated in this registration statement by reference from Registrant’s Annual Report on Form 10-K for the year ended May 31, 2004, and have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon such report given on their authority as experts in accounting and auditing.

The statements of income, stockholders’ equity, and cash flows for the year ended May 31, 2002 are incorporated in this registration statement by reference from the Registrant’s Annual Report on Form 10-K for the year ended May 31, 2004, and have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on January 14, 2005.

NEOGEN CORPORATION

By:	/s/ James L. Herbert
James L. Herbert
	Its:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers and directors of NEOGEN CORPORATION, a Michigan corporation (the ”Company”), hereby constitutes and appoints James L. Herbert and Richard Current, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, each with the power of substitution for him in any and all capacities, with full power and authority in said attorneys-in-fact and agents and in any one or more of them, to sign, execute and affix his seal thereto and file the proposed registration statement on Form S-8 to be filed by the Company under the Securities Act of 1933, as amended, which registration statement relates to the registration and issuance of the Company’s Common Shares, par value $0.16 a share, pursuant to the Neogen Corporation 1997 Stock Option Plan, as amended, and any of the documents relating to such registration statement; any and all amendments to such registration statement, including any amendment thereto changing the amount of securities for which registration is being sought, and any post-effective amendment, with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority; granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, may lawfully do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ James L. Herbert James L. Herbert	President, Chief Executive Officer and Director	January 14, 2005

/s/ Lon M. Bohannon Lon M. Bohannon	Vice President, Chief Operating Officer and Director	January 14, 2005

Jack C. Parnell*	Chairman and Director	January 14, 2005

Thomas H. Reed*	Secretary and Director	January 14, 2005

Robert M. Book*	Director	January 14, 2005

Herbert D. Doan*	Director	January 14, 2005

Gordon E. Guyer, Ph.D*	Director	January 14, 2005

Leonard E. Heller, Ph.D*	Director	January 14, 2005

G. Bruce Papish*	Director	January 14, 2005

*	Signed by Richard R. Current as attorney-in-fact as evidence by Power of Attorney in Exhibit 24.2

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INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Restated Articles of Incorporation, as restated, incorporated by reference to the exhibit filed with Registrant’s Quarterly Report on Form 10-Q dated February 29, 2000.

4.2	Bylaws, as amended, incorporated by reference to the exhibit filed with the Registrant’s Quarterly Report on Form 10-Q dated February 29, 2000.

4.3	Neogen Corporation 1997 Stock option Plan, as amended.

5.1	Opinion of Honigman Miller Schwartz and Cohn LLP.

23.1	Consent of Independent Registered Public Accounting Firm Deloitte & Touche LLP.

23.2	Consent of Independent Registered Public Accounting Firm Ernst & Young LLP.

23.3	Consent of Honigman Miller Schwartz and Cohn LLP (included in the opinion filed as Exhibit 5.1 to this registration statement).

24.1	Power of Attorney (included after the signature of the Registrant contained on this registration statement).

24.2	Power of Attorney appointing Richard R. Current and James L. Herbert as attorneys-in-fact to sign this registration statement on behalf of the Registrant’s Board of Directors.

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